Exhibit 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our reports dated March 28, 2012 with respect to the consolidated financial statements of Camco Financial Corporation, which reports are incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ PLANTE & MORAN, PLLC

Columbus, Ohio

September 10, 2012